EXHIBIT 99.1

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2009

TEJON RANCH, California – (BUSINESS WIRE) – July 31, 2009 – Tejon Ranch Co. (NYSE:TRC) today announced a net loss from operations for the second quarter of 2009, ended June 30, 2009, and a net loss from operations for the first six months of 2009. For the second quarter of 2009, the Company had a net loss of $1,487,000, or $0.09 per common share, compared to net income of $1,320,000, or $0.07 per common share during the second quarter of 2008. Revenue from operations for the second quarter of 2009 was $4,282,000 compared to $10,023,000 of revenue during the same period in 2008. All per share references in this release are presented on a fully-diluted basis.

For the first six months of 2009, the Company had a net loss of $2,826,000, or $0.17 per common share, compared to net income of $251,000, or $0.01 per common share for the first six months of 2008. Revenue from operations for the six months ending June 30, 2009 was $8,173,000 compared to $15,267,000 of revenue during the same period of 2008.

Results of Operations for the First Six Months of 2009:

The decline in revenue during the first six months of 2009 was due to decreased farming and commercial/industrial revenue. Commercial/industrial revenue decreased $6,114,000, primarily due to the absence of land sales during the first six months of 2009 compared to $4,289,000 of land sales during the same period of 2008. Oil and mineral royalties also declined $1,413,000 during the period due to an overall decline in per barrel prices for oil. The decline in oil prices more than offset higher oil production volumes experienced in the first six months of this year compared to the first half of 2008. Farming revenue during the first six months of 2009 was $980,000 lower than the same period of 2008 due to a decline in almond revenue resulting from fewer prior year crop almonds being available for sale during the period and to the seasonality of our farming revenues.

The decline in earnings for the first six months of 2009 is attributable to the decrease in revenues described above. However, that decline in revenue was partially offset by lower operating expenses in our commercial/industrial and farming segments, and in our corporate operations. Expenses within our commercial/industrial segment decreased $1,480,000 during the first six months of 2009, due primarily to a reduction in cost of sales of $1,003,000 related to land sale transactions in 2008 and to lower professional service fees. Farming costs declined $468,000 during the first six months of 2009, compared to the same period in 2008, due to lower almond cost of sales. Corporate general and administrative costs fell $1,269,000 during the period due to a $1,078,000 decrease in compensation costs related to incentive plans and lower professional service fees.

Results of Operations for the Second Quarter of 2009:

Revenues from operations during the second quarter of 2009, as compared to the same period of 2008, fell $5,741,000. The decline is primarily attributable to a $4,289,000 reduction in land sale revenue, a decrease in oil and mineral royalties of $949,000 due to reduced oil prices, and lower farming revenues resulting from a decline in almond sales.

Earnings fell during the second quarter of 2009, as compared to the same period of 2008, due primarily to the decline in revenues just described. This reduction in revenue, however, was partially offset by lower commercial/industrial segment costs of $1,327,000 and lower corporate general and administrative costs of $883,000. Commercial/industrial costs declined when compared to the second quarter of 2008 due to the absence of cost of sales on land and to lower professional service fees. Corporate costs are lower primarily due to decreases in compensation costs and professional service fees.

2009 Outlook:

During the remainder of 2009 the Company anticipates continued investment in infrastructure at the Tejon Industrial Complex and investments in our joint ventures. Our financial position will allow us to continue to pursue these investments as well as our long-term strategies of land entitlement, development, and conservation. On June 30, 2009, we had cash and securities totaling approximately $41,600,000 and $24,200,000 of availability on lines of credit to meet short-term funding or working capital needs.

While the Company continues to aggressively pursue our land entitlement process, we expect 2009 to continue to be a difficult year as negative economic factors impact our operating segments. The economic recession has negatively impacted demand for our commercial/industrial products, lowered oil prices, and potentially could impact demand for our crops and therefore the prices received for our crop products. The Company continues to expect that the variability of its quarterly and annual operating results will continue during the remainder of 2009. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. Since our residential housing projects, Centennial and Tejon Mountain Village, are in the entitlement phase of development, we do not have inventory for sale in the market, and therefore, our business plans to date have not been affected by the recession in the housing and real estate industry. However, we cannot project the condition of the housing market or the stability of the mortgage industry at the time these residential projects move into their development and marketing phases.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SECOND QUARTER ENDED JUNE 30

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Revenues:
Real estate - commercial/industrial	$3,448	$9,095	$7,198	$13,312
Farming	834	928	975	1,955

Total revenues	4,282	10,023	8,173	15,267

Costs and Expenses:
Real estate - commercial/industrial	3,099	4,426	6,232	7,712
Real estate - resort/residential	962	866	1,931	1,770
Farming	1,050	1,027	1,657	2,125
Corporate expenses	2,020	2,903	4,065	5,334

Total expenses	7,131	9,222	13,885	16,941

Operating income (loss)	(2,849)	801	(5,712)	(1,674)

Other income (expense)
Investment income	336	634	910	1,176
Interest expense	(70)	(70)	(70)	(70)
Other income	9	265	19	248

Total other income	275	829	859	1,354

Income (loss) from operations before equity in earnings of unconsolidated joint ventures	(2,574)	1,630	(4,853)	(320)
Equity in earnings of unconsolidated joint ventures, net	129	495	92	688

Operating income (loss), before income tax expense (benefit)	(2,445)	2,125	(4,761)	368
Income tax expense (benefit)	(958)	805	(1,935)	117

Net income (loss)	(1,487)	1,320	(2,826)	251

Net income (loss) per share, basic	$(0.09)	$0.07	$(0.17)	$0.01

Net income (loss) per share, diluted	$(0.09)	$0.07	$(0.17)	$0.01

Weighted average number of shares outstanding:
Common stock	17,005,847	16,922,848	17,004,193	16,915,238
Common stock equivalents – stock options	462,651	706,135	450,952	713,346

Diluted shares outstanding	17,468,498	17,628,983	17,455,145	17,628,584

For the three and six months ended June 30, 2009, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.